Exhibit No. 99.1



                                  COVEST BANC
                              PROFIT SHARING PLAN
                             Des Plaines, Illinois

                              FINANCIAL STATEMENTS
                           December 31, 2002 and 2001





                                    CONTENTS

REPORT OF INDEPENDENT AUDITORS                                    1


FINANCIAL STATEMENTS

  STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS                 2

  STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS       3

  NOTES TO FINANCIAL STATEMENTS                                   4


SUPPLEMENTAL SCHEDULE

  SCHEDULE H, LINE 4i, SCHEDULE OF ASSETS (HELD AT END OF YEAR)   9











                    REPORT OF INDEPENDENT AUDITORS


Board of Trustees
CoVest Banc Profit Sharing Plan
Des Plaines, Illinois


We have audited the accompanying statements of net assets available for benefits of the CoVest Banc Profit Sharing Plan (the Plan) as of December 31, 2002 and 2001, and the related statement of changes in net assets available for benefits for the year ended December 31, 2002. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2002 and 2001, and the changes in net assets available for benefits for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As described in Notes 2 and 7 to the financial statements, CoVest Bancshares, Inc. has entered into an agreement to merge with Midwest Banc Holdings, Inc. In the event the merger does not occur, the value of the Plan's investment in CoVest Bancshares, Inc. common stock could be adversely affected.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule H, Line 4i, Schedule of Assets (held at end of year) is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the 2002 basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the 2002 basic financial statements taken as a whole.



                                              Crowe Chizek and Company LLC


Oak Brook, Illinois
April 10, 2003, except for Note 7
  as to which the date is June 27, 2003







              STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
                        December 31, 2002 and 2001



                                                 2002          2001
                                                 ----          ----
ASSETS

  Investments, at fair value (see Note 4)     $4,308,654    $3,125,201
                                              ----------    ----------

NET ASSETS AVAILABLE FOR BENEFITS             $4,308,654    $3,125,201
                                              ==========    ==========









               See accompanying notes to financial statements.







                        COVEST BANC PROFIT SHARING PLAN
           STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                          Year ended December 31, 2002



Additions to net assets attributed to
  Investment income
    Net appreciation in fair value of investments (See Note 4)      $ 729,386
    Dividends                                                          43,703
    Interest                                                           15,811
                                                                    ---------
                                                                      788,900
  Contributions
    Participant wage deferrals                                        304,751
    Rollovers                                                          36,941
    Employer                                                          111,686
                                                                     --------
                                                                      453,378
                                                                     --------

       Total additions                                              1,242,278

Deductions from net assets attributed to
  Benefits paid to participants                                        48,412
  Trustee expenses                                                     10,413
                                                                    ---------
    Total deductions                                                   58,825
                                                                    ---------

Net increase                                                        1,183,453

Net assets available for plan benefits
        Beginning of year                                           3,125,201
                                                                    ---------

        End of year                                                $4,308,654
                                                                   ==========



               See accompanying notes to financial statements.






NOTE 1 - DESCRIPTION OF PLAN

The following brief description of the CoVest Banc Profit Sharing Plan
(the Plan) is provided for general information purposes only. Participants and other interested parties should refer to the plan agreement for a more complete description of the Plan's provisions.

General: The Plan is a defined contribution plan covering all full-time or regularly scheduled part-time employees of CoVest Bancshares, Inc. (CoVest or the Company) who have completed 1,000 hours of service per year and are age twenty-one or older. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Contributions: Employees may contribute up to 50% of eligible compensation, not to exceed Internal Revenue Service limits. The Company matches 100% of employee contributions up to 2.5% of eligible compensation. The Company may also make additional contributions from time to time at the discretion of the Board of Directors.

Participant Accounts: Each participant's account is credited with the participant's contributions, the Company's matching contribution, and investment earnings. The Company's contribution is reduced by forfeitures of terminated participants' nonvested accounts. Investment earnings are allocated based upon participant account balances. Any additional Company contributions are allocated based on compensation. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

Vesting: Participants are immediately vested in their voluntary contributions. Vesting in Company matching contributions is based on years of service. A participant becomes fully vested after five years of service.

Payment of Benefits: Participants, upon termination of employment, reaching age 65, death, or becoming disabled and subsequently terminating will receive the total value of their plan account. All payments will be made in the form of a qualified joint and 50% survivor annuity or in a lump sum payment.

Loan Provisions: Participants may borrow up to 50% of their vested account balance up to a maximum of $50,000. The loan must be repaid within five years of origination. The loans are secured by the balance in the participants' account and bear interest at rates that range from 6.50% to 9.50%.

Forfeited Accounts: At December 31, 2002, forfeited non-vested accounts totaled $2,203. These accounts will either be used to reduce future employer contributions or pay plan expenses.

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES

Accounting Method:  The Plan is on the accrual basis of accounting.

Estimates: The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Investments: Investments in mutual funds are stated at quoted market prices. The fair value of CoVest Bancshares, Inc. common stock is determined by a quoted market price. Purchases and sales of investments are accounted for on the trade date. Transaction fees for purchases and sales are included in trustee expenses. Dividend income is recorded on the ex-dividend date. Participant loans are carried at their remaining balance, which approximates fair value.

Risks and Uncertainties: The Plan provides for investment options in various mutual funds, common stocks, and common collective trust. The underlying investment securities are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statement of net assets available for benefits and participants' individual account balances. Further, the Plan holds significant investments in CoVest stock. As described in Note 7, the value of the CoVest stock is subject to significant uncertainty.

Payment of Benefits:  Benefits are recorded when paid.


NOTE 3 - PLAN TERMINATION

In connection with the merger transaction as described in Note 7, the Company signed a Certified Board of Directors Resolution on February 24, 2003 to provide that the Company intends to merge with Midwest Banc Holdings, Inc., and terminate the Plan as of the date of such merger. The Company will fully vest all affected participants upon termination of the Plan and make distributions to such participants as soon as administratively possible after receipt of an IRS determination letter to terminate the Plan. As described in Note 7, the merger transaction has not occurred and the Plan has not terminated. The Plan continues to operate until such merger occurs. However, there is no assurance that the merger will occur.

NOTE 4 - INVESTMENTS

The following presents investments that represent 5% or more of the Plan's net assets.

                                                             December 31,
                                                         2002           2001
                                                         ----           ----
	Common Collective Trust Fund
        ----------------------------
Federated Capital Preservation Fund, 34,643 and 17,645
  shares, respectively                                 $ 346,425      $ 176,456

	Mutual Funds
        ------------
Vanguard Growth Index Fund, 8,338 and 7,602 shares,
  respectively                                           166,747        200,846
Vanguard Index 500 Fund, 3,882 and 3,186 shares,
  respectively                                           315,008        337,378
Vanguard Specialized Health Care Fund, 5,699 and
  4,807 shares, respectively                             231,224        236,983
Invesco Strategic Technology Fund, 6,909 and 5,262
  shares, respectively                                   118,770        171,414

	Common Stock
        ------------
CoVest Bancshares, Inc., common stock, 108,240 and
  104,805 shares, respectively                         3,032,885      1,959,853


During the year ended December 31, 2002, the Plan's investments (including investments bought, sold, and held during the year) appreciated (depreciated) in fair value as follows:

        Mutual funds         $(266,615)
        Common stock           996,001
                            ----------

                              $729,386
                              ========




NOTE 5 - INCOME TAX STATUS

The Internal Revenue Service has determined and informed the Company by letter dated November 19, 2001 that the Prototype Non-Standardized Profit Sharing Plan (Prototype) upon which the Company's Plan is based is designed in accordance with applicable sections of the Internal Revenue Code (IRC). The plan administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. The Plan was also restated to comply with GUST and EGTRRA effective January 1, 2002. The tax acts that are included in GUST are GATT (the Uruguay Round Agreements Act of the General Agreement on Tariffs and Trade), USERRA (the Uniformed Services Employment and Reemployment Rights Act of 1994), SBJPA (the Small Business Jobs Protection Act of 1996), and TRA '97 (the Taxpayer Relief Act of 1997). In addition to GUST, the Plan was also updated for IRSRRA (the Internal Revenue Service Restructuring and Reform Act of 2000) and CRA (the Community Renewal Tax Relief Act of 2000). EGTRRA is the Economic Growth and Tax Reconciliation Act.


NOTE 6 - PARTY-IN-INTEREST TRANSACTIONS

Parties in interest are defined under DOL regulations as any fiduciary of the Plan, any party rendering service to the Plan, the employer, and certain others. Professional fees for the administration and audit of the Plan were paid by the Company.

The Plan held the following party-in-interest investments at December 31, 2002 and 2001 (at fair value):

                                                   2002           2001
                                                   ----           ----

        CoVest Bancshares, Inc. common stock    $3,032,885     $1,959,853
        Participant loans                           73,031          7,920


During the year ended December 31, 2002, the Plan purchased shares of CoVest Bancshares, Inc. common stock for $311,068 and sold shares of CoVest Bancshares, Inc. common stock for $234,038. In addition, the Plan recorded $34,097 of dividend income on CoVest Bancshares, Inc. common stock.

Glenview State Bank is the trustee of the Plan. Trust fees paid by the Plan for investment management services amounted to $10,413 for the year ended December 31, 2002.


NOTE 7 -  MERGER TRANSACTION

On November 1, 2002, CoVest Bancshares, Inc. ("CoVest") entered into a definitive agreement with Midwest Banc Holdings, Inc. ("MBHI"). The agreement calls for MBHI to acquire CoVest in a stock and cash merger transaction. Stockholders of CoVest will receive .925 shares of MBHI common stock and $10.25 in cash for each share of CoVest for an estimated price of $105.2 million. The proposed merger is subject to regulatory approval and the approval of the Company's stockholders.

The agreement contemplates that the transaction would close by June 30, 2003, unless extended by mutual agreement of the parties. As of June 27, 2003, the parties have not approved the transaction, nor have the required regulatory or shareholder approvals been received, and it is uncertain when or if the transaction will be approved.

Prior to the announcement of the proposed merger transaction, CoVest common stock was trading at $20.82 per share. Subsequent to the announcement, CoVest common stock was trading at $26.59 per share. As of December 31, 2002, such stock was trading at $28.02 per share, and as of June 26, 2003, such stock was trading at $26.77 per share. In the event the merger transaction is not approved, the stock price may be adversely affected.





                             SUPPLEMENTAL SCHEDULE


                       COVEST BANC PROFIT SHARING PLAN
          SCHEDULE H, LINE 4i, SCHEDULE OF ASSETS (HELD AT END OF YEAR)
                                December 31, 2002


Name of Plan Sponsor:  CoVest Banc
Employer Identification Number:  36-2045478
Three-Digit Plan Number:  002


                                    (c)
            (b)                Description of
     Identity of Issue,     Investment, Including
          Borrower,         Maturity Date, Rate of                       (e)
         Lessor, or       Interest, Collateral, Par,         (d)       Current
  (a)   Similar Party        or Maturity Value               Cost       Value
  ---   -------------        -----------------               ----       -----

                          Mutual Funds
                          ------------
         Federated       Trust for U.S. Treasury Obligations  **  $        411
         Vanguard        Growth Index Fund                    **       166,747
         Vanguard        Index 500 Fund                       **       315,008
         Vanguard        Specialized Health Care Fund         **       231,224
         Vanguard        International Growth Fund            **        24,153
         Invesco         Strategic Technology Fund            **       118,770

   *  CoVest Bancshares, Inc. Common stock                    **     3,032,885

   *  Plan participants  Promissory Notes
                        (Interest rates at 6.50% - 9.50%)     **        73,031

                          Common Collective Trust Fund
                          ----------------------------
         Federated       Capital Preservation Fund            **       346,425
                                                                       -------

                                                                    $4,308,654
                                                                    ==========

   *     Party-in-interest.
   **    Participant directed investment, cost basis not presented.